Exhibit 99.1

NEWS RELEASE

April 2, 2007

PYR ENERGY CORPORATION
TO REVIEW AND ASSESS UNSOLICITED TENDER OFFER
BY SAMSON INVESTMENT COMPANY

Denver, CO, April 2, 2007 – PYR Energy Corporation (AMEX: “PYR”) confirmed that on March 28, 2007, Samson Investment Company and Samson Acquisition Corp. commenced a cash Tender Offer for all of the outstanding shares of PYR Energy’s common stock for $1.21 per share. The Board of Directors is reviewing and assessing the Samson Tender Offer.

On or before April 11, 2007, the Company will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 stating whether it recommends acceptance or rejection of Samson’s unsolicited tender offer, expresses no opinion and remains neutral toward the tender offer or is unable to take a position with respect to the tender offer, and the reasons for its position. PYR Energy stockholders are urged to defer making a determination with respect to the Samson tender offer until they have been advised of the Board’s position with respect to the tender offer.

In addition, with respect to the Company’s Shareholders’ Rights Plan, the Board of Directors has delayed the Distribution Date, which otherwise would have occurred on April 3, 2007 as a result of the announcement of Samson’s intention to make the Tender Offer. If the Distribution Date occurs, the Company’s existing stockholders, other than Samson Investment Company and its affiliates, would be entitled to purchase additional shares of PYR common stock from PYR at a substantial discount. Delaying the Distribution Date will enable the Company to more fully evaluate the Tender Offer. The Distribution Date may still occur upon action by the Board of Directors. The Shareholder Rights Plan was filed with SEC as an exhibit to the Company’s Form 8-A on February 2, 2007.

Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration, development, and production of natural gas and crude oil. At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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Contact:
Ken Berry, President & CEO
1675 Broadway, Suite 2450
Denver, CO 80202
303.825.3748
Fax: 303.825.3768